EXHIBIT 10.1

July 25, 2019

Michael Lisowski

Executive Vice President and Chief Operating Officer

c/o FuelCell Energy, Inc.

3 Great Pasture Road

Danbury, CT  06810

Dear Mike:

This employment agreement (this “Agreement”) is made and entered into effective as of August 1, 2019 (the “Effective Date”), by and between FuelCell Energy, Inc., a Delaware corporation (the “Corporation”), and you.

WHEREAS, the Corporation and you desire to enter into this Agreement to set forth the terms and conditions of your continued employment relationship; and

WHEREAS, you acknowledge that by executing and delivering this Agreement, you will obtain certain rights, compensation, and benefits greater than those that you previously received from the Corporation and that, accordingly, such rights, compensation, and benefits constitute valid consideration to you.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the parties, the parties agree as follows:

I.	Position and Duties.

You shall perform all duties, consistent with your position as Executive Vice President and Chief Operating Officer in order to advance the Corporation’s affairs and related business efforts, assigned or delegated to you by the Board of Directors of the Corporation (the “Board”) or the Corporation’s Chief Executive Officer (“CEO”) or President and normally associated with the position of Executive Vice President and Chief Operating Officer.  You shall devote all of your full business time, attention, energies, skills, and efforts to the advancement of the interests and business of the Corporation.

II.	Compensation.

A.Your base annual salary will be $325,000 effective as of the Effective Date.

B.For fiscal year 2019, you will be eligible for a target annual bonus equal to 50% of your base salary as determined and approved by the Board or a committee thereof.  The actual amount of the bonus may be more or less than the target amount, and may be pro rated for any partial year of service. Any bonus may be payable in cash, stock options and/or restricted stock upon such terms and conditions as determined by the Board or a committee thereof.  The Corporation will pay any such bonus by the end of the first quarter of the following fiscal year, provided you are employed by the Corporation on the date the bonus is actually paid.  Payment of the bonus in any year should not be construed as requiring the payment of a bonus in any other year.  You may from time to time also be eligible to receive other incentive awards at the Corporation’ sole discretion.

C.You shall be entitled to participate in the Corporation’s long-term incentive compensation program under its 2018 Omnibus Incentive Plan (the “Plan”).  The determination as to the amount or number of shares subject to any long-term incentive awards, and the other terms and conditions of such awards, shall be subject to the sole discretion of the Board or a committee thereof. Any awards granted to you shall be subject to the provisions of the Plan and a separate written agreement embodying the grant of the award in the form stipulated pursuant to the Plan. Your next eligibility for a long-term incentive award will be in fiscal year 2020 based on your performance and other factors at the discretion of the CEO and the compensation committee of the Board.

You hereby acknowledge that your rights hereunder shall be subject to the Corporation’s Compensation Recovery Policy or similar requirements in favor of the Corporation established by law or by Corporation policy.

III.	Severance Benefits.

A.Termination Without Cause or for Good Reason.  In the event that the Corporation terminates your employment without cause or you terminate your employment for Good Reason (as defined below), you will be entitled to receive a severance payment in an amount equal to six (6) months of your annual base salary as of the date of termination plus payment by the Corporation of your COBRA premiums for up to six (6) months provided you elect continuation of coverage under COBRA and you are not eligible for health coverage under another employer’s plan.  The Corporation reserves the right to provide you with a cash equivalent of the cost of such COBRA premiums in lieu of making the premium payments. The severance payment will be made over a six (6) month period, with payments made in equal installments in accordance with the Corporation’s usual pay periods.

You will be considered to have terminated your employment for “Good Reason” if you resign after one or more of the following conditions arises without your consent:

1.A material diminution in your base salary;

2.A material diminution in your authority, duties or responsibilities;

3.A material diminution in the budget over which you retain authority; or

4.A material change in the geographic location at which you must perform your duties.

Notwithstanding the foregoing, you will not be considered to have terminated your employment for Good Reason unless (a) you provide written notice to the Corporation of the existence of the condition constituting Good Reason within a period not to exceed ninety (90) days of the initial existence of the condition, upon the receipt of which the Corporation will have a cure period of at least thirty (30) days during which it may remedy the condition and not be required to pay any severance, (b) the Corporation fails to remedy such condition within such thirty (30) day period and (c) you actually resign for Good Reason within sixty (60) days following the expiration of such cure period.

B.Change in Control.  In the event that your employment is terminated by the Corporation for any reason other than for cause or you resign for Good Reason, in each case in connection with a Change in Control (as defined below), you will be entitled to receive a severance payment in an amount equal to one (1) year of your base salary as of the date of termination plus one (1) year of the average of the annual bonuses paid to you since your appointment as Executive Vice President and Chief Operating Officer (or, if you have not received any such annual bonuses your target annual bonus for the year of such termination).  The Corporation will also pay your COBRA premiums for up to twelve (12) months provided you elect continuation coverage under COBRA and you are not eligible for health coverage under another employer’s plan.  The Corporation reserves the right to provide you with a cash equivalent of the cost of such COBRA premiums in lieu of making the premium payments.  The severance payment will be made over a twelve (12) month period, with payments made in equal installments in accordance with the Corporation’s usual pay periods.

Notwithstanding the foregoing, you will not be considered to have terminated your employment for Good Reason in connection with a Change in Control unless (a) you provide written notice to the Corporation (or its successor in the Change in Control) of the existence of the condition constituting Good Reason within a period not to exceed ninety (90) days of the initial existence of the condition and within the ninety (90) day period preceding the Change in Control or the eighteen (18) month period after the Change in Control, upon the receipt of which the Corporation (or it successor) will have a cure period of at least thirty (30) days during which it may remedy the condition and not be required to pay any severance, (b) the Corporation (or its successor) fails to remedy such condition within such thirty (30) day period and (c) you actually resign for Good Reason within sixty (60) days following the expiration of such cure period.  If the Corporation terminates your employment without cause during the ninety (90) day period preceding a Change in Control or the eighteen (18) month period thereafter, the termination will be deemed to be in connection with a Change in Control.

A “Change in Control” shall be deemed to have occurred upon the closing of a transaction that is of a nature that would be required to be reported in response to Item 5.01(a) of the Current Report on Form 8-K, as in effect on the date of this Agreement, pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act"); provided that, without limitation, such a Change in Control shall be deemed to have occurred if: (a) a third person, including a "group" as such term is used in Section 13(d)(3) of the Exchange Act, other than the trustee of any employee benefit plan of the Corporation, becomes the beneficial owner, directly or indirectly, of

35% or more of the combined voting power of the Corporation's outstanding voting securities ordinarily having the right to vote for the election of directors of the Corporation; (b) during any period of twenty-four (24) consecutive months individuals who, at the beginning of such consecutive twenty-four (24) month period, constitute the Board cease for any reason (other than retirement upon reaching normal retirement age, disability, or death) to constitute at least a majority of the Board; provided that any person becoming a director subsequent to the date hereof whose election, or nomination for election by the Corporation's shareholders, was approved by a vote of at least three quarters of the directors comprising the Incumbent Board (as defined below) shall be, for purposes of this Agreement, considered as though such person were a member of the Incumbent Board; or (c) the Corporation shall cease to be a publicly owned corporation having its outstanding Common Stock listed on the New York Stock Exchange or quoted in the NASDAQ National or Small Cap Market System, except where the delisting is related to a private purchase of the Corporation's stock by a group consisting of the Corporation's current officers, or where the delisting would not result in the occurrence of any of the events described in clauses (a) or (b) of this definition.

For these purposes, a Change in Control shall not be deemed to have occurred and the enhanced severance under Section III.B shall not apply where, with respect to any transaction otherwise constituting a Change in Control, you are reasonably expected to maintain the same position you had as of immediately prior to such transaction.

For these purposes, “Incumbent Board” means the Board as in existence twenty-four (24) months prior to the date the action is being considered. Notwithstanding the foregoing, if the Incumbent Board specifically determines in good faith that any transaction does not constitute a Change in Control for purposes of this Agreement such determination shall be conclusive and binding.

Except to the extent a result more favorable to you is provided for in the Plan or the applicable award agreements, any equity-based awards granted to you by the Corporation shall accelerate and immediately vest if there is a Change in Control and your employment with the Corporation is terminated by the Corporation without cause or by you for Good Reason in connection with such Change in Control.

IV.	Eligibility for Severance; Requirement of Release.

Any severance payments required hereunder shall commence on the first regular payroll date following the sixtieth (60th) day after the date of termination of your employment with the Corporation so long as, prior to such date, you execute and agree to be bound by (and do not revoke) a release of all claims, on a form provided by the Corporation, which releases any and all claims that you have or might have against the Corporation and which contains terms customary in such a release. If the Corporation does not receive an executed release prior to the date occurring sixty (60) days after the date of termination of your employment with the Corporation (including within such sixty (60) day period any applicable revocation period), the Corporation shall have no obligation to provide severance payments or benefits to you.

V.	Compliance with Section 409A of the Code.

To the extent the Corporation in the exercise of its reasonable judgment shall determine that Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) applies to any amounts payable to you hereunder, then any such amounts shall be paid in such fashion and at such times so as to ensure that the Corporation and you are in compliance with Section 409A of the Code; provided that the Corporation does not guarantee that any payments or benefits contemplated by this Agreement shall comply with Section 409A of the Code.

Notwithstanding anything to the contrary in this Agreement, in the event that any stock of the Corporation or any entity within the same controlled group (as defined in Section 414(b) of the Code), is publicly traded on an established securities market as defined in Section 1.409A-1(i) of the Treasury Regulations under Section 409A of the Code, payments to you that are subject to the provisions of Section 409A of the Code will not be made until the date that is six (6) months plus one day after your date of separation from service, or, if earlier than the end of the six-month period, the date of your death, if you are a Specified Employee (as defined below) to the extent required for compliance with Section 409A of the Code. Any payments delayed hereunder shall be paid in a single lump sum payment on such date. For purposes of this paragraph, “Specified Employee” means a key employee (as defined in Code Section 416(i)) of the Corporation or any affiliated organization with employees in the United States. You will be considered a key employee for the period commencing April 1 and ending on the March 31 thereafter if you were a key employee on the previous December 31 and such designation shall be effective solely for that period.

In no event shall any payment be made hereunder that shall exceed the limitations of Section 162(m) of the Code and any regulations thereunder applicable to the Corporation.

THE NEXT PAGE IS THE SIGNATURE PAGE

IN WITNESS WHEREOF, the Corporation and you have duly executed this Agreement on the date set forth below.

CORPORATION:

FUELCELL ENERGY, INC.

_/s/ Jennifer D. Arasimowicz___________________________
Name:  Jennifer D. Arasimowicz
Its:  Interim President and General Counsel

Date:  _July 30, 2019___________

MICHAEL LISOWSKI

_/s/ Michael Lisowski_________________________

Date:  __July 30, 2019__________